Exhibit 99.2

From Mark Ordan

On behalf of Sunrise’s board of directors and entire leadership team, I am pleased to share that we have reached an agreement with Health Care REIT to acquire Sunrise Senior Living at $14.50 per share, which is 62.4% percent higher than our closing stock price on August 21.  Importantly, please know that this announcement should have virtually no impact on Sunrise’s day-to-day operations. As part of this transaction, Health Care REIT will assume ownership of the real estate currently owned by Sunrise; and Sunrise will function as an operations-only company that looks nearly the same as you know it today, and will likely not be a public company. We issued a press release on this announcement moments ago.

So, why did we agree to this deal?  Like the boards of all publicly traded companies, one of the primary responsibilities of Sunrise’s board of directors is to ensure that the company is creating maximum value for our shareholders. This deal does just that.

And, while this announcement may change our company structure, most things will stay exactly the same.  We will still need to continue an unwavering focus on maintaining the high quality of service and care that has long been synonymous with the name Sunrise.  All of you play a vital role in that, and I know you’ll join me and the entire leadership team in demonstrating our steadfast commitment to fulfilling the promises we have made to our residents, their families and each other.

Please join me, Paul Klaassen and Laura McDuffie on a conference call today, Wednesday, August 22, at 1:00 p.m. ET so you can hear first-hand from us why we view this transaction to be a very positive step forward for Sunrise.

Dial In: 888-790-3090 (Toll: 312-470-7109)

Conference Passcode: SUNRISE

We know you likely have many questions about this announcement and are committed to keeping you fully informed. In addition to tomorrow’s call, we will update you as the process unfolds and as we are permitted to communicate given our obligations as a public company. We have also attached a Q&A document to address some of the questions that may be on your mind. If residents, families or sales leads asked about this announcement, you should emphasize that our mission of championing quality of life for all seniors remains unchanged whether we are publicly traded or privately held.

Again, we want to reassure you that this announcement does not have any impact on our day-to-day operations. Your jobs will not change during this period and the important work you all do every day serving residents or serving the team members who provide care to our residents, does not and will not change as a result of this announcement.

What makes this company so special (and one that is attractive for this type of deal) are the Sunrise team members and how we work together to run our business and care for our residents.  And, I know, you will continue to provide the high-quality care and service that has been a hallmark of Sunrise for more than 30 years.

Thank you for all that you do and for serving with us as we take this exciting step forward for Sunrise.